UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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UBS Money Series Master Trust
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UBS Money Series and Master Trust proxy

Frequently asked questions

July 2011

Background

In early July, proxy materials were mailed to shareholders of UBS Money Series — UBS Select Prime Institutional Fund, UBS Select Prime Preferred Fund, and UBS Select Prime Investor Fund, and Master Trust — Prime Master Fund (collectively, the “Funds”), asking them to approve a change to the Funds’ “concentration” policies, whereby the Funds would be able to invest a larger portion of their assets in the financial services group of industries. The financial services group of industries includes industries within the financial services sector, including US banking, non-US banking, broker-dealers, insurance companies, finance companies (e.g., automobile finance) and related asset-backed securities (for example, asset-backed commercial paper).

If shareholders approve this change, the Funds will be required, under normal circumstances, to invest more than 25% of their total assets in the financial services group of industries.

The Boards of Trustees of the Funds (collectively, the “Board”), including the independent trustees, unanimously recommend that shareholders vote “FOR” this proposal.

The following Q&A answers some of the more frequently asked questions that have been received since the proxy was mailed.

Q.           Why are you looking to change the Funds’ current concentration policies now?

A.            Money markets have evolved in recent years so that the supply of investment opportunities in which the Funds can invest has diminished. For example, the supply of US Treasury bills has decreased 26% from its peak in August 2009, while the supply of US agency discount notes has declined 50% since its peak in April 2009.  As a result, it has been more difficult for the Funds, which can only invest up to 25% of their assets in a single industry (including US or non-US banking industries), to find attractive investment opportunities.

Alternately, companies within the financial services sector now represent a more significant proportion of the pool of attractive securities in which money market funds can invest.  For example, when commercial paper issuance peaked in August 2007, financial issues represented 40% of all commercial paper outstanding; today, that figure has grown to 48%. UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), the Funds’ investment advisor, believes that changing the concentration policies of the Funds would enable them to more fully take advantage of the available investment opportunities that exist in the financial services group of industries today, thus potentially improving their performance and yield over the long term, and potentially further diversifying their investment portfolios among the many additional issuers in the financial services group of industries.

Also, as a result of the diminished supply of investment opportunities, there are fewer opportunities available late in the trading day—however, the most attractive opportunities that do exist happen to be from issuers within the financial services group of industries. Therefore, the concentration policy change should also potentially help to facilitate effective management later in the day, and assist the Funds in maintaining appropriate diversification and adapting to the markets as they are expected to evolve.

Q.           Why does the minimum investment need to be 25%? Why set a minimum investment at all?

A.            The Investment Company Act of 1940 as amended (the “1940 Act”), which is the primary statute governing all mutual funds, mandates that each fund must designate whether or not it will “concentrate” its investments in a particular industry or group of industries. If a fund chooses to “concentrate,” as is proposed for the Funds, it must invest a minimum of 25% of its assets in the designated industry or group of industries, under normal market conditions. (A concentrated fund can, however, on a temporary basis, assume a more conservative, defensive position if market conditions are not viewed as being normal.)

If a fund chooses to be “non-concentrated” (which is how the Funds are currently classified), it is not permitted to invest greater than 25% of its assets in securities of issuers in the same industry (with very limited exceptions, as noted in the proxy materials).

We are asking shareholders to approve this change because, by law, only the shareholders may approve a change in the Funds’ concentration policy.

Q.           Why are you recommending that the concentration policy focus on the financial services group of industries?

A.            UBS Global AM believes that, over the past several years, companies within the financial services group of industries have become more important as key issuers of money market securities. If the Funds were able to invest more than 25% of their total assets in securities issued by companies in the financial services group of industries, it would be possible for the Funds to take greater advantage of these additional investment opportunities.

It may be helpful to note that, in our experience, from an overall prime money market peer group perspective, concentrating investments in a particular industry or group of industries is rather common, with many comparable funds having in place similar concentration policies as that being proposed for the Funds. In fact, a majority of the top 20 prime money market portfolios have concentration policies similar to the proposed policy. Looked at from another perspective, more than two-thirds of the total combined assets of these top 20 prime money market portfolios are in portfolios with concentration policies in place.

Q.           Won’t a minimum concentration of 25% of fund assets in the financial services group of industries make the Funds less diversified?

A.           Not necessarily. The financial services group of industries is very large, and contains many subsectors and a very large number of issuers in the US and abroad. Therefore, the proposed change could potentially enable the Funds to more flexibly invest in new investment opportunities through a larger number of issuers in the financial services group of industries, thus improving overall portfolio diversification by allowing the advisor to reduce individual issuer exposure.

It should also be noted that pursuant to the strict regulatory requirements applicable to money market funds (as set forth in SEC Rule 2a-7 under the 1940 Act), money market funds, such as the Funds, are subject to very strict diversification requirements. These same requirements will continue to apply to the Funds if the proposed change is adopted.

Q.           Aren’t there greater risks associated with investing in the financial services group of industries?

A.           By concentrating their assets in securities issued by companies in the financial services group of industries, the Funds will assume the risk that negative developments in that group of industries may adversely affect the investments held by the Funds. Notably, investments in the financial services group of industries may be particularly affected by economic cycles, business developments, interest rate changes and regulatory changes.

However, as it has done in the past, UBS Global AM will continue to rely on its rigorous investment process, performing careful due diligence and stringent review of every issuer that is incorporated into the Funds’ portfolios to seek to limit investment risk, although there is no guarantee that it always will be successful.

Q.           How will you handle the additional risk the Funds will be exposed to if the concentration policy is approved?

A.           First and foremost, it should be noted that this change, if approved, would be consistent with the strict regulatory requirements applicable to money market funds. These requirements include stringent portfolio quality, maturity and liquidity requirements and other risk-limiting conditions intended to enhance (but not guarantee) a money market fund’s ability to maintain a stable $1.00 price per share. Among other things, money market fund regulations limit portfolio holdings to short-term securities that are denominated in US dollars and that pose minimal credit risk to a fund and that meet stringent credit quality requirements.

Additionally, UBS Global AM’s money market portfolio management team strives to attain a balance between safety, liquidity and yield, and has maintained a conservative positioning with respect to credit, liquidity and diversification.

UBS Global AM is confident in its portfolio management process, which incorporates a disciplined investment process backed by extensive, in-depth research and risk management. The credit review process and the formulation of our proprietary “Approved List”—a document that lists the security, its maturity and par exposure—are conducted by a team separate from the portfolio management team. Fund portfolio managers may only own nongovernment securities that they select from this list.

UBS Global AM and its predecessor firms have managed money market funds for more than 30 years, through numerous market events. With stewardship of over $68.7 billion in money market fund assets as of May 31, 2011, it has dedicated significant resources to the management of the assets entrusted to it.

Q            Will the Funds continue to seek to maintain a stable $1.00 price per share?

A.           Yes—regardless of the proposed change to the concentration policy, the Funds intend to continue to invest in compliance with the strict regulatory requirements applicable to money market funds, which permit them to maintain a stable $1.00 price per share. These requirements include stringent portfolio quality, maturity and liquidity requirements and other risk-limiting conditions intended to enhance (but not guarantee) a money market fund’s ability to maintain a stable $1.00 price per share.

UBS Global AM and the Board believe that changing the concentration policies would enable the Funds to more fully take advantage of available market opportunities and provide more flexibility to potentially further diversify the portfolios.

For more information

Clients with questions regarding the Proxy Statement should be directed to call the proxy solicitor, Computershare, at 1-877-225 6862 (toll-free). Outside the US, clients can call collect at 1-781-575 4339.

FOR THE REASONS SET FORTH IN THE PROXY MATERIALS PREVIOUSLY SENT TO ALL SHAREHOLDERS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF

THE PROPOSAL. IF YOU WOULD LIKE ANOTHER COPY OF THE PROXY MATERIALS, PLEASE CALL THE NUMBERS LISTED ABOVE. THIS COMMUNICATION MUST BE PRECEDED OR ACCOMPANIED BY THE FUNDS’ PROXY STATEMENT.

The Funds are actively managed and their holdings and other matters are subject to change. To view the Funds’ most recent monthly portfolio holdings, go to UBS Global AM’s Web site at the following Internet address: www.ubs.com/usmoneymarketfundsholdings.

For all of the Funds, investors should read and carefully consider the investment objectives, risks, charges and expenses before investing. The Funds’ prospectuses contain this and other information about the funds. Contact the UBS Global Asset Management Shareholder Service Center at 888-793 8637 for a current fund prospectus. An investment in the Funds is only one component of a balanced investment plan.

An investment in a UBS US Money Market Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds.

Investors should note that current and future portfolio holdings are subject to risk.

Not FDIC insured.  May lose value.  No bank guarantee.

© 2011 UBS Global Asset Management (Americas) Inc.

UBS Global Asset Management (Americas) Inc. is a subsidiary of UBS AG.

UBS Global Asset Management (US) Inc. is the Funds’ distributor.

All rights reserved.

UBS611.5125C